Exhibit 5.1

Fulbright & Jaworski L.L.P.

A Registered Limited Liability Partnership
Fulbright Tower
1301 McKinney, Suite 5100
Houston, Texas 77010-3095
www.fulbright.com

Telephone: (713) 651-5151	Facsimile: (713) 651-5246

June 21, 2005

Patterson-UTI Energy, Inc.
4510 Lamesa Highway
P.O. Box 1416
Snyder, Texas 79550

Ladies and Gentlemen:

     We have acted as counsel to Patterson-UTI Energy, Inc., a Delaware corporation (the “Company”), in connection with the registration under the Securities Act of 1933, as amended, on Form S-8 (the “Registration Statement”) of 6,250,000 shares (the “Shares”) of the Company’s common stock, par value $.01 per share, to be offered upon the terms and subject to the conditions set forth in the Patterson-UTI Energy, Inc. 2005 Long-Term Incentive Plan (the “2005 Plan”).

     In connection therewith, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the Company’s Restated Certificate of Incorporation, as amended, the Amended and Restated Bylaws of the Company, the 2005 Plan, the records of relevant corporate proceedings with respect to the offering of the Shares and such other documents and instruments as we have deemed necessary or appropriate for the expression of the opinions contained herein. We have also examined the Company’s Registration Statement to be filed with the Securities and Exchange Commission with respect to the Shares.

     We have assumed the authenticity and completeness of all records, certificates and other instruments submitted to us as originals, the conformity to original documents of all records, certificates and other instruments submitted to us as copies, the authenticity and completeness of the originals of those records, certificates and other instruments submitted to us as copies and the correctness of all statements of fact contained in all records, certificates and other instruments that we have examined.

     Based on the foregoing, and having regard for such legal considerations as we have deemed relevant, we are of the opinion that the Shares have been duly and validly authorized for issuance and, when issued in accordance with the terms of the 2005 Plan, will be duly and validly issued, fully paid and nonassessable.

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Patterson-UTI Energy, Inc.
June 21, 2005

     The opinions expressed herein relate solely to, are based solely upon and are limited exclusively to the federal laws of the United States of America and the General Corporation Law of the State of Delaware and the applicable provisions of the Delaware constitution and reported decisions concerning such laws, and we express no opinion as to the effect of the laws of any other jurisdiction.

     We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Fulbright & Jaworski L.L.P.

Fulbright & Jaworski L.L.P.